Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Record Fourth Quarter 2013 Results
2014 Outlook Consistent with Long-Term Growth Objectives
Fourth quarter 2013 financial highlights:

•	Adjusted earnings per share of $1.04, record fourth quarter primarily driven by Celanese-specific actions

•	Adjusted EBIT margin of 15.1 percent

•	Deployed $62 million of cash, repurchasing approximately 1.1 million shares

•	Cash on hand consistent with prior quarter at approximately $1 billion

•
GAAP earnings per share of $4.16, includes aggregate net gains of $753 million primarily related to the final disposition of the Kelsterbach site, settlement or curtailment of pension and other postretirement benefit plan obligations, net actuarial gains and losses, and exit costs and impairments for certain sites.

Dallas, January 23, 2014: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported fourth quarter 2013 adjusted earnings per share of $1.04 versus $1.20 in the prior quarter.

	Three Months Ended		Year Ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
	(unaudited)
	(In $ millions, except per share data)
Net sales	1,616	1,636	6,510	6,418
Operating profit (loss)	944	211	1,508	175
Net earnings (loss)	654	172	1,101	372
Adjusted EBIT / Total segment income (1)	244	279	1,056	962
Operating EBITDA (1)	319	355	1,358	1,262
Diluted EPS - continuing operations	$4.16	$1.07	$6.91	$2.35
Diluted EPS - total	$4.15	$1.08	$6.91	$2.33
Adjusted EPS (2)	$1.04	$1.20	$4.50	$4.07
______________________________

(1)	Non-U.S. GAAP measure. See Table 1 for reconciliation.

(2)	Non-U.S. GAAP measure. See Table 3 for reconciliation.
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Current Year Reconciliations to Non-GAAP Financial Measures available on our website at www.celanese.com in the Investor Relations section.

"We had a strong finish to the year, generating the highest fourth quarter adjusted earnings in our history at $1.04 and our second highest full year adjusted earnings at $4.50, just one cent below our prior record. I am proud of our global teams for achieving these outstanding results without help from the global economy. Our growth this year was driven organically, by delivering on Celanese-specific initiatives that provided value-added applications to our customers and improved our operating efficiency," said Mark Rohr, chairman and chief executive officer. "We generated strong cash flow results this year which allowed us to return more capital to our shareholders. We deployed $164 million of cash to purchase approximately 3.2 million shares of stock. We also increased our annual dividend twice during the year, for an aggregate annual increase of 140 percent. With a year-end cash balance of approximately $1 billion and net debt balance of less than $2.1 billion, we are well positioned to pursue our balanced cash deployment strategy."
Full Year Business Segment Overview
Advanced Engineered Materials
In Advanced Engineered Materials, segment income was consistent with the prior year at $301 million due to strong performance in the company's engineered materials base business. Innovative applications in the company's engineered materials base business, which excludes affiliates, drove increased penetration in autos and improved mix in medical and offset lower affiliate earnings that was primarily the result of turnaround activity and lower MTBE pricing in 2013. Annual volumes in our engineered materials base business increased 5 percent reflecting increased auto penetration. Year-over-year pricing was 1 percent higher than the prior year demonstrating increased mix in medical. Segment income margin was 22.3 percent. Operating profit, which excludes affiliate earnings, was $904 million and includes gains related to the final disposition of the Kelsterbach site and pension accounting.
Consumer Specialties
In Consumer Specialties, segment income was a record at $436 million and segment income margin was also a record at 35.9 percent, an increase of 430 basis points over the prior year. This record performance was primarily the result of strategic actions in the business, including rationalizing the production footprint which reduced year-over-year segment operating costs and offset 4 percent lower volumes. Pricing increased 6 percent. Dividends from our cellulose derivatives ventures increased year-over-year. Operating profit, which excludes dividends from its cellulose derivatives ventures, was $346 million and includes a gain associated with pension accounting.
Industrial Specialties
In Industrial Specialties, segment income was $73 million and segment income margin was 6.3 percent on 1 percent lower volumes. Record segment income in emulsion polymers driven by broader adoption of our innovative VAE technology was offset by lower demand for EVA polymers, particularly in the photovoltaic end-use. Pricing decreased 3 percent on lower raw material costs, primarily ethylene, and demand in EVA polymers. Operating profit was $64 million and includes a loss related to pension accounting.

Acetyl Intermediates
In Acetyl Intermediates, segment income increased to $301 million and segment income margin expanded 40 basis points to 9.3 percent primarily due to the positive impact from Celanese productivity programs. Volumes were up 1 percent while pricing declined 2 percent year-over-year reflecting a continued soft demand environment for acetyls. Operating profit was $153 million and includes gains related to pension accounting, offset by exit costs and impairments at certain sites.
Recent Highlights

•
The company received a final greenhouse gas permit from the U.S. Environmental Protection Agency for the company's methanol project at its Clear Lake, Texas facility. Celanese has begun construction on its methanol plant.

•
The company ceased all manufacturing operations at its acetic anhydride plant in Roussillon and at its vinyl acetate monomer (VAM) unit in Tarragona at the end of 2013. Celanese expects savings from these closures to be in the range of $20 to $30 million in 2014.

•	Celanese announced the expansion of production capacity under its joint venture agreements with Polyplastics in Malaysia, Korea Engineering Plastics (KEP) in Korea and SABIC in Saudi Arabia.
Fourth Quarter Business Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials' fourth quarter segment income was $56 million with 17.2 percent segment income margin. Volumes declined 4 percent reflecting normal and expected seasonal trends in North America and Europe which offset continued penetration in autos driven by our innovative applications. Pricing declined 3 percent due to seasonal product mix. Operating profit, which excludes affiliate earnings, was $781 million and includes gains related to the final disposition of the Kelsterbach site and pension accounting.
Consumer Specialties
In Consumer Specialties, fourth quarter segment income increased $3 million to $111 million and segment income margin increased 280 basis points sequentially to 37.6 percent. Higher dividends from our cellulose derivatives ventures and continued success from Celanese-specific efficiency programs more than offset 5 percent lower seasonal volumes. Pricing was consistent with the prior quarter. Operating profit, which excludes dividends from its cellulose derivatives ventures, was $100 million and includes a $15 million gain associated with pension accounting.
Industrial Specialties
In Industrial Specialties, segment income was $13 million with segment income margin of 4.8 percent. Volumes decreased 10 percent sequentially mainly due to normal fourth quarter seasonality in emulsion polymers in Europe and Asia, but was partially offset by higher volumes in EVA polymers in North America. Pricing and raw material costs were consistent with the third quarter. Operating profit was $7 million in the fourth quarter and includes a $2 million loss related to pension accounting.

Acetyl Intermediates
In Acetyl Intermediates, fourth quarter segment income was $84 million, up 16.7 percent from the third quarter despite a continued challenging demand environment and significantly higher raw materials in the quarter. Sequential volumes increased 2 percent, primarily due to higher VAM volumes. Pricing increased 1 percent, mainly in acetic acid driven by sharply higher methanol costs in the fourth quarter. Segment income margin increased 100 basis points to 10.1 percent. The operating loss of $44 million in the fourth quarter includes gains related to pension accounting, offset by exit costs and impairments at certain sites.
Capital Structure
During the fourth quarter of 2013, the company generated $154 million of operating cash flow driven by continued strong earnings. Adjusted free cash flow for the quarter was $37 million.
The company deployed $62 million of cash in the quarter on share repurchases and has $228 million remaining at December 31, 2013 under its current share repurchase authorization.
As of December 31, 2013, the company's net debt was less than $2.1 billion, a $59 million decrease from December 31, 2012.
Strategic Affiliates
Earnings from equity investments were $30 million compared to $41 million in the prior quarter, primarily due to planned turnaround activity in the company's Asian affiliates and weaker affiliate performance. Cash dividends received in the fourth quarter from equity investments were $38 million compared to $11 million in the prior quarter.
During the fourth quarter of 2013, the company received a quarterly dividend of $24 million from its cellulose derivatives ventures, $3 million higher than the prior quarter. In 2013, the company began receiving quarterly dividends from its cellulose derivatives ventures. In prior years, dividends from its cellulose derivatives ventures were received annually in the second quarter. In the second quarter of 2012, the company received an annual dividend of $83 million. During 2013, the company received four quarterly dividends totaling $92 million.
Taxes
The tax rate for adjusted earnings per share was 19 percent in the fourth quarter of 2013, consistent with the prior quarter. The effective tax rate for GAAP for the fourth quarter of 2013 was 31 percent compared to 25 percent in the third quarter.
Net cash taxes paid in the fourth quarter of 2013 were $77 million compared with $8 million in the third quarter primarily due to the timing of tax refunds received.
Outlook
"Our global teams have done a tremendous job this year of driving earnings growth through Celanese-specific initiatives," said Rohr. "As we look ahead to 2014, we expect to grow adjusted EBIT by approximately $100 million driven by the actions we are taking. These Celanese-specific initiatives that translate innovation from new products and drive efficiencies through productivity are expected to achieve earnings growth consistent with our long-term growth objective."

The company's earnings presentation and prepared remarks related to the fourth quarter results will be posted on its website at www.celanese.com in the investor section after market close on January 23, 2014.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2013 net sales of $6.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-US GAAP Measures to US GAAP
This release provides information about the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt as non-US GAAP measures. These measurements are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Use of Non-US GAAP Financial Information

•
Adjusted EBIT is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for certain items (formerly other charges and other adjustments). We believe that adjusted EBIT provides transparent and useful information to management, investors and analysts in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Our management recognizes that adjusted EBIT has inherent limitations because of the excluded items. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and as a performance metric in the Company's incentive compensation plan. We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a GAAP financial measure without unreasonable effort because a forecast of certain items is not practical. Adjusted EBIT by business segment may also be referred to by management as segment income.

•
Operating EBITDA is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for certain items. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization, and has the same uses and limitations as adjusted EBIT described above.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses and noncontrolling interests, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method. We believe that adjusted earnings per share provides transparent and useful information to management, investors and analysts in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of certain items is not practical.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Adjusted free cash flow is defined by the Company as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments. We believe that adjusted free cash flow provides useful information to management, investors and analysts in evaluating the Company’s liquidity and credit quality assessment. Although we use adjusted free cash flow as a financial measure to assess the performance of our business, the use of adjusted free cash flow has important limitations, including that adjusted free cash flow does not reflect the cash requirements necessary to service our indebtedness, lease obligations, unconditional purchase obligations or pension and postretirement funding obligations.

•
Net debt is defined by the Company as total debt less cash and cash equivalents. We believe that net debt provides useful information to management, investors and analysts in evaluating changes to the Company's capital structure and credit quality assessment.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
	(In $ millions, except share and per share data)
Net sales	1,616	1,636	1,501
Cost of sales	(1,249)	(1,290)	(1,257)
Gross profit	367	346	244
Selling, general and administrative expenses	5	(97)	(476)
Amortization of intangible assets	(6)	(6)	(13)
Research and development expenses	(12)	(24)	(31)
Other (charges) gains, net	(147)	(4)	(13)
Foreign exchange gain (loss), net	(1)	(2)	—
Gain (loss) on disposition of businesses and asset, net	738	(2)	(1)
Operating profit (loss)	944	211	(290)
Equity in net earnings (loss) of affiliates	30	41	79
Interest expense	(42)	(43)	(51)
Refinancing expense	—	(1)	(3)
Interest income	—	—	1
Dividend income - cost investments	24	22	—
Other income (expense), net	(1)	(2)	1
Earnings (loss) from continuing operations before tax	955	228	(263)
Income tax (provision) benefit	(299)	(57)	96
Earnings (loss) from continuing operations	656	171	(167)
Earnings (loss) from operation of discontinued operations	(3)	1	(3)
Gain (loss) on disposition of discontinued operations	—	—	—
Income tax (provision) benefit from discontinued operations	1	—	1
Earnings (loss) from discontinued operations	(2)	1	(2)
Net earnings (loss)	654	172	(169)
Net (earnings) loss attributable to noncontrolling interests	—	—	—
Net earnings (loss) attributable to Celanese Corporation	654	172	(169)
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	656	171	(167)
Earnings (loss) from discontinued operations	(2)	1	(2)
Net earnings (loss)	654	172	(169)
Earnings (loss) per common share - basic
Continuing operations	4.17	1.08	(1.05)
Discontinued operations	(0.01)	0.01	(0.01)
Net earnings (loss) - basic	4.16	1.09	(1.06)
Earnings (loss) per common share - diluted
Continuing operations	4.16	1.07	(1.05)
Discontinued operations	(0.01)	0.01	(0.01)
Net earnings (loss) - diluted	4.15	1.08	(1.06)
Weighted average shares (in millions)
Basic	157.4	158.5	159.5
Diluted	157.7	159.1	159.5

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2013	2012
	(In $ millions, except share and per share data)
Net sales	6,510	6,418
Cost of sales	(5,145)	(5,237)
Gross profit	1,365	1,181
Selling, general and administrative expenses	(311)	(830)
Amortization of intangible assets	(32)	(51)
Research and development expenses	(85)	(104)
Other (charges) gains, net	(158)	(14)
Foreign exchange gain (loss), net	(6)	(4)
Gain (loss) on disposition of businesses and asset, net	735	(3)
Operating profit (loss)	1,508	175
Equity in net earnings (loss) of affiliates	180	242
Interest expense	(172)	(185)
Refinancing expense	(1)	(3)
Interest income	1	2
Dividend income - cost investments	93	85
Other income (expense), net	—	5
Earnings (loss) from continuing operations before tax	1,609	321
Income tax (provision) benefit	(508)	55
Earnings (loss) from continuing operations	1,101	376
Earnings (loss) from operation of discontinued operations	—	(6)
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit from discontinued operations	—	2
Earnings (loss) from discontinued operations	—	(4)
Net earnings (loss)	1,101	372
Net (earnings) loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Celanese Corporation	1,101	372
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	1,101	376
Earnings (loss) from discontinued operations	—	(4)
Net earnings (loss)	1,101	372
Earnings (loss) per common share - basic
Continuing operations	6.93	2.37
Discontinued operations	—	(0.02)
Net earnings (loss) - basic	6.93	2.35
Earnings (loss) per common share - diluted
Continuing operations	6.91	2.35
Discontinued operations	—	(0.02)
Net earnings (loss) - diluted	6.91	2.33
Weighted average shares (in millions)
Basic	158.8	158.4
Diluted	159.3	159.8

Consolidated Balance Sheets - Unaudited

	As of December 31, 2013	As of December 31, 2012
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	984	959
Trade receivables - third party and affiliates, net	867	827
Non-trade receivables, net	343	209
Inventories	804	711
Deferred income taxes	115	49
Marketable securities, at fair value	41	53
Other assets	28	31
Total current assets	3,182	2,839
Investments in affiliates	841	800
Property, plant and equipment, net	3,425	3,350
Deferred income taxes	289	606
Other assets	341	463
Goodwill	798	777
Intangible assets, net	142	165
Total assets	9,018	9,000
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	177	168
Trade payables - third party and affiliates	799	649
Other liabilities	541	475
Deferred income taxes	10	25
Income taxes payable	18	38
Total current liabilities	1,545	1,355
Long-term debt	2,887	2,930
Deferred income taxes	225	50
Uncertain tax positions	200	181
Benefit obligations	1,175	1,602
Other liabilities	287	1,152
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(361)	(905)
Additional paid-in capital	53	731
Retained earnings	3,011	1,993
Accumulated other comprehensive income (loss), net	(4)	(89)
Total Celanese Corporation stockholders' equity	2,699	1,730
Noncontrolling interests	—	—
Total equity	2,699	1,730
Total liabilities and equity	9,018	9,000

Table 1
Reconciliation of Consolidated Net Earnings (Loss) to Adjusted EBIT and Operating EBITDA - Non-GAAP Measures - Unaudited

	Three Months Ended		Year Ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
	(In $ millions)
Net earnings (loss)	654	172	1,101	372
(Earnings) loss from discontinued operations	2	(1)	—	4
Interest income	—	—	(1)	(2)
Interest expense	42	43	172	185
Refinancing expense	—	1	1	3
Income tax provision (benefit)	299	57	508	(55)
Certain items (1)	(753)	7	(725)	455
Adjusted EBIT	244	279	1,056	962
Depreciation and amortization expense (2)	75	76	302	300
Operating EBITDA	319	355	1,358	1,262

	Three Months Ended		Year Ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
	(In $ millions)
Advanced Engineered Materials	—	—	—	—
Consumer Specialties	—	—	—	6
Industrial Specialties	3	—	3	2
Acetyl Intermediates	—	—	—	—
Other Activities (3)	—	—	—	—
Accelerated depreciation and amortization expense	3	—	3	8
Depreciation and amortization expense (2)	75	76	302	300
Total depreciation and amortization expense	78	76	305	308
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(1)	See Table 8 for details.

(2)	Excludes accelerated depreciation and amortization expense as detailed in the table above and included in Certain items above.

(3)
Other Activities includes corporate Selling, general and administrative ("SG&A") expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

Table 2
Segment Data and Reconciliation of Operating Profit (Loss) to Adjusted EBIT and Operating EBITDA - Non-GAAP Measures - Unaudited

	Three Months Ended
	December 31, 2013		September 30, 2013
	(In $ millions, except percentages)
Operating Profit (Loss) / Operating Margin (1)
Advanced Engineered Materials	781	240.3%	48	13.9%
Consumer Specialties	100	33.9%	85	27.4%
Industrial Specialties	7	2.6%	24	8.0%
Acetyl Intermediates	(44)	(5.3)%	67	8.4%
Other Activities (2)	100		(13)
Total	944	58.4%	211	12.9%
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	33		31
Consumer Specialties	24		21
Industrial Specialties	—		—
Acetyl Intermediates	(4)		3
Other Activities (2)	—		6
Total	53		61
Certain Items (3)
Advanced Engineered Materials	(758)		2
Consumer Specialties	(13)		2
Industrial Specialties	6		1
Acetyl Intermediates	132		2
Other Activities (2)	(120)		—
Total	(753)		7
Adjusted EBIT / Adjusted EBIT Margin (1)
Advanced Engineered Materials	56	17.2%	81	23.4%
Consumer Specialties	111	37.6%	108	34.8%
Industrial Specialties	13	4.8%	25	8.4%
Acetyl Intermediates	84	10.1%	72	9.1%
Other Activities (2)	(20)		(7)
Total	244	15.1%	279	17.1%
Depreciation and Amortization Expense (4)
Advanced Engineered Materials	27		27
Consumer Specialties	11		10
Industrial Specialties	12		13
Acetyl Intermediates	21		22
Other Activities (2)	4		4
Total	75		76
Operating EBITDA
Advanced Engineered Materials	83		108
Consumer Specialties	122		118
Industrial Specialties	25		38
Acetyl Intermediates	105		94
Other Activities (2)	(16)		(3)
Total	319		355
______________________________

(1)	Defined as Operating profit (loss) and Adjusted EBIT, respectively, divided by Net sales. See Table 4 for Net sales.

(2)
Other Activities includes corporate SG&A expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

(3)	See Table 8 for details.

(4)	Excludes accelerated depreciation and amortization expense. See Table 1 for details.

Segment Data and Reconciliation of Operating Profit (Loss) to Adjusted EBIT and Operating EBITDA - Non-GAAP Measures - Unaudited

	Year Ended December 31,
	2013		2012
	(In $ millions, except percentages)
Operating Profit (Loss) / Operating Margin (1)
Advanced Engineered Materials	904	66.9%	95	7.5%
Consumer Specialties	346	28.5%	251	21.2%
Industrial Specialties	64	5.5%	86	7.3%
Acetyl Intermediates	153	4.7%	269	8.3%
Other Activities (2)	41		(526)
Total	1,508	23.2%	175	2.7%
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	149		190
Consumer Specialties	95		90
Industrial Specialties	—		—
Acetyl Intermediates	5		13
Other Activities (2)	24		39
Total	273		332
Certain Items (3)
Advanced Engineered Materials	(752)		16
Consumer Specialties	(5)		34
Industrial Specialties	9		2
Acetyl Intermediates	143		5
Other Activities (2)	(120)		398
Total	(725)		455
Adjusted EBIT / Adjusted EBIT Margin (1)
Advanced Engineered Materials	301	22.3%	301	23.9%
Consumer Specialties	436	35.9%	375	31.6%
Industrial Specialties	73	6.3%	88	7.4%
Acetyl Intermediates	301	9.3%	287	8.9%
Other Activities (2)	(55)		(89)
Total	1,056	16.2%	962	15.0%
Depreciation and Amortization Expense (4)
Advanced Engineered Materials	110		113
Consumer Specialties	41		39
Industrial Specialties	49		53
Acetyl Intermediates	86		80
Other Activities (2)	16		15
Total	302		300
Operating EBITDA
Advanced Engineered Materials	411		414
Consumer Specialties	477		414
Industrial Specialties	122		141
Acetyl Intermediates	387		367
Other Activities (2)	(39)		(74)
Total	1,358		1,262
______________________________

(1)	Defined as Operating profit (loss) and Adjusted EBIT, respectively, divided by Net sales. See Table 4 for Net sales.

(2)
Other Activities includes corporate SG&A expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

(3)	See Table 8 for details.

(4)	Excludes accelerated depreciation and amortization expense. See Table 1 for details.

Table 3
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-GAAP Measure - Unaudited

	Three Months Ended
	December 31, 2013		September 30, 2013
		per share		per share
	(In $ millions, except per share data)
Earnings (loss) from continuing operations	656	4.16	171	1.07
Deduct: Income tax (provision) benefit	(299)		(57)
Earnings (loss) from continuing operations before tax	955		228
Certain items (1)	(753)		7
Refinancing and related expenses	—		1
Adjusted earnings (loss) from continuing operations before tax	202		236
Income tax (provision) benefit on adjusted earnings (2)	(38)		(45)
Noncontrolling interests	—		—
Adjusted earnings (loss) from continuing operations(3)	164	1.04	191	1.20

	Diluted shares (in millions) (4)
Weighted average shares outstanding	157.4		158.5
Dilutive stock options	0.2		0.2
Dilutive restricted stock units	0.1		0.4
Total diluted shares	157.7		159.1
______________________________

(1)	See Table 8 for details.

(2)	The adjusted effective tax rate is 19% for the three months ended December 31, 2013 and September 30, 2013.

(3)	Three months ended December 31, 2013 excludes the immediate recognition of actuarial gains and losses and the impact of actual plan asset returns of 7.9% vs. expected plan asset returns of 8.0%

(4)	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive

	Year Ended December 31,
	2013		2012
		per share		per share
	(In $ millions, except per share data)
Earnings (loss) from continuing operations	1,101	6.91	376	2.35
Deduct: Income tax (provision) benefit	(508)		55
Earnings (loss) from continuing operations before tax	1,609		321
Certain items (1)	(725)		455
Refinancing and related expenses	1		8
Adjusted earnings (loss) from continuing operations before tax	885		784
Income tax (provision) benefit on adjusted earnings (2)	(168)		(133)
Noncontrolling interests	—		—
Adjusted earnings (loss) from continuing operations(3)	717	4.50	651	4.07

	Diluted shares (in millions) (4)
Weighted average shares outstanding	158.8		158.4
Dilutive stock options	0.2		0.8
Dilutive restricted stock units	0.3		0.6
Total diluted shares	159.3		159.8
______________________________

(1)	See Table 8 for details.

(2)	The adjusted effective tax rate is 19% for the year ended December 31, 2013 and 17% for the year ended December 31, 2012.

(3)
December 31, 2013 excludes the immediate recognition of actuarial gains and losses and the impact of actual plan asset returns of 7.9% vs. expected plan asset returns of 8.0%. December 31, 2012 excludes the immediate recognition of actuarial gains and losses and the impact of actual plan asset returns of 13.1% vs. expected plan asset returns of 8.1%.

(4)	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 4
Net Sales by Segment - Unaudited

	Three Months Ended		Year Ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
	(In $ millions)
Advanced Engineered Materials	325	346	1,352	1,261
Consumer Specialties	295	310	1,214	1,186
Industrial Specialties	273	299	1,155	1,184
Acetyl Intermediates	829	795	3,241	3,231
Other Activities (1)	—	—	—	—
Intersegment eliminations	(106)	(114)	(452)	(444)
Total	1,616	1,636	6,510	6,418
______________________________

(1)
Other Activities includes corporate SG&A expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

Factors Increasing (Decreasing) Segment Net Sales - Unaudited
Three Months Ended December 31, 2013 Compared to Three Months Ended September 30, 2013

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	(4)	(3)	1	—	(6)
Consumer Specialties	(5)	—	—	—	(5)
Industrial Specialties	(10)	—	1	—	(9)
Acetyl Intermediates	2	1	1	—	4
Total Company	(3)	—	1	—	(2)

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	5	1	1	—	7
Consumer Specialties	(4)	6	—	—	2
Industrial Specialties	(1)	(3)	2	—	(2)
Acetyl Intermediates	1	(2)	1	—	—
Total Company	—	—	1	—	1

Table 5
Adjusted Free Cash Flow - Reconciliation of a Non-GAAP Measure - Unaudited

	Three Months Ended		Year Ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
	(In $ millions)
Net cash provided by (used in) operating activities	154	232	762	722
Adjustments to operating cash for discontinued operations	(1)	—	4	(2)
Net cash provided by (used in) operating activities from continuing operations	153	232	766	720
Capital expenditures on property, plant and equipment	(111)	(110)	(370)	(361)
Cash flow adjustments (1)	(5)	(5)	(24)	(20)
Adjusted free cash flow	37	117	372	339
______________________________

(1)
Primarily associated with purchases of other productive assets that are classified as 'investing activities' for GAAP purposes. Amount for 2012 also includes Kelsterbach plant relocation related cash expenses.

Table 6
Cash Dividends Received - Unaudited

	Three Months Ended		Year Ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
	(In $ millions)
Dividends from equity investments	38	11	141	262
Dividends from cost investments	24	22	93	85
Total	62	33	234	347
Table 7
Net Debt - Reconciliation of a Non-GAAP Measure - Unaudited

	As of December 31,
	2013	2012
	(In $ millions)
Short-term borrowings and current installments of long-term debt - third party and affiliates	177	168
Long-term debt	2,887	2,930
Total debt	3,064	3,098
Less: Cash and cash equivalents	984	959
Net debt	2,080	2,139

Table 8
Certain Items - Unaudited
The following Certain items are included in Net earnings (loss) and are adjustments to non-GAAP measures:

	Three Months Ended
	December 31, 2013	September 30, 2013	Income Statement Classification
	(In $ millions)
Employee termination benefits	20	—	Other charges (gains), net
Kelsterbach plant relocation	(733)	2	Other charges (gains), net / (Gain) loss on disposition
Asset impairments	81	2	Other charges (gains), net / Other income (expense), net
Plant/office closures	40	1	Other charges (gains), net / Cost of sales / SG&A
Commercial disputes	7	—	Other charges (gains), net / Cost of sales
(Gain) loss on disposition of assets	1	1	(Gain) loss on disposition
InfraServ Hoechst restructuring	8	—	Equity in net (earnings) loss of affiliates
(Gain) loss on pension plan and medical plan changes	(71)	—	Cost of sales / SG&A / R&D
Actuarial (gain) loss on pension and postretirement plans	(106)	—	Cost of sales / SG&A / R&D
Other	—	1	Cost of sales / SG&A / (Gain) loss on disposition
Total	(753)	7

	Year Ended December 31,
	2013	2012	Income Statement Classification
	(In $ millions)
Employee termination benefits	23	6	Other charges (gains), net
Kelsterbach plant relocation	(727)	21	Other charges (gains), net / (Gain) loss on disposition
Plumbing actions	—	(5)	Other charges (gains), net
Asset impairments	83	8	Other charges (gains), net / Other income (expense), net
Plant/office closures	43	21	Other charges (gains), net / Cost of sales / SG&A
Commercial disputes	12	(2)	Other charges (gains), net / Cost of sales
Business optimization	—	9	SG&A
(Gain) loss on disposition of assets	2	1	(Gain) loss on disposition
Acetate production interruption costs	—	10	Cost of sales
InfraServ Hoechst restructuring	8	(22)	Equity in net (earnings) loss of affiliates
(Gain) loss on pension plan and medical plan changes	(71)	—	Cost of sales / SG&A / R&D
Actuarial (gain) loss on pension and postretirement plans	(106)	389	Cost of sales / SG&A / R&D
Other	8	19	Various
Total	(725)	455